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                                                                   EXHIBIT 10.18

                                MACROMEDIA, INC.

                              EMPLOYMENT AGREEMENT

        This Agreement is made effective this 22nd day of July 1997, between Macromedia, Inc., a Delaware corporation ("Macromedia"), and Brian Allum ("Executive").

        WHEREAS, Macromedia is engaged in the business of developing and marketing certain computer software; and

        WHEREAS, MACROMEDIA desires to secure the services of Executive as Senior Vice President Revenue, and Executive desires to perform such services for Macromedia, on the terms and conditions as set forth herein:

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

        1. Duties. Executive shall have such duties as the President of Macromedia may from time to time prescribe consistent with his position as Senior Vice President Revenue of Macromedia. Executive shall devote his full time, attention, energies and best efforts to the business of Macromedia based in San Francisco, California, and shall not during his period of employment as Senior Vice President Revenue of Macromedia engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

        2. Compensation. Macromedia shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the following:

            2.1 Base Salary. Minimum $200,000 per year in base salary, payable in installments twice per month, with such deductions or withholdings which are required by law.

            2.2 Bonus. An annual target bonus of $200,000 per year based on attainment of 100% of the Macromedia Executive Bonus Plan objectives, with a total bonus potential of up to $600,000 per year based on attainment of specified hurdles in excess of 100% of the Macromedia Executive Bonus Plan objectives, as established each year by the Board of Directors. For Executive's initial twelve-months of employment, Executive will be guaranteed total base salary and bonus of at least $400,000. The Macromedia Executive Bonus Plan objectives for fiscal 1998 for Executive will be established by the mutual consent of Executive and the President of Macromedia, subject to the approval of the Compensation Committee of the Board of Directors of Macromedia, within sixty
(60) days of the effective date of this Agreement, and Executive understands that such plan may be amended from time to time. In addition, Macromedia will pay Executive an amount equal to $150,000 net (which amount shall be grossed up for taxes), to cover any legal advice, tax advice, closing costs, trips or incidentals in connection with your relocation from Canada to California. Macromedia will also reimburse any costs incurred by you in connection with moving your household goods and motor vehicles from Canada to California. Executive will be required to repay these amounts if Executive voluntarily terminates employment with Macromedia within one year of the effective date of this Agreement


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but Executive shall not be required to make any repayment if Executive is terminated by Macromedia without Cause (as defined in Section 7.2 of this Agreement). Such repayment obligation shall decrease proportionately based on the number of months divided by twelve that Executive is employed as Senior Vice President Revenue of Macromedia.

            2.3 Stock Options. Executive has been granted a non-qualified option to purchase 400,000 shares of Macromedia common stock. The exercise price for such option will be the fair market value of Macromedia common stock on the date of grant. The option will have a maximum term of ten (10) years, subject to earlier termination upon the date of Executive's termination of service with Macromedia or any successor entity. The option will vest as to 25% of the option shares (100,000 shares) at the end of twelve (12) full months of continuous service with Macromedia. Thereafter, the option will vest in a series of thirty-six (36) successive equal monthly installments over Executive's period of service with Macromedia, with each monthly installment equal to 2.0833% of the total number of option shares (8,333 shares) on the last day of each month over the thirty-six (36) month period. For purposes of such option, the Executive will be deemed to continue in service with Macromedia for so long as he renders services as an employee, director or independent consultant to Macromedia or any parent or subsidiary corporation. The stock option shall be evidenced by the stock option agreement attached as Exhibit A and shall contain terms no less favorable than the terms in effect for employee nonqualified stock options granted under the Macromedia 1992 Equity Incentive Plan.

        3. Benefits. Executive shall be entitled to and shall receive such pension, profit sharing and fringe benefits such as hospitalization, medical, life and other insurance benefits, vacation, sick pay, short-term disability and long-term disability as the Board of Directors of Macromedia may, from time to time, determine to provide for the key Executives of Macromedia.

        4. Relocation Expenses. Macromedia has provided Executive with a recourse loan of up to $2,400,000, at an annual interest rate of 6.65% per annum, to purchase Executive's residence on Hawthorn Lane in Atherton, California and make improvements on such residence, which such residence shall be repurchased by Macromedia at Executive's cost (including the cost of any painting, repairs, improvements and maintenance of a structural or capital nature), upon request by the Executive within two years of the purchase of such residence by Executive (which two-year period shall be referred to as the "Initial Period"). $2,200,000 of the recourse loan has already been funded for purchase of Executive's residence and an additional $200,000 is available for reimbursement of expenses incurred for improvements to Executive's residence. all pursuant to a loan agreement, which is attached as Exhibit B. The loan shall be secured by a first deed of trust on such residence. No interest shall accrue or be payable for two years from the date of the loan and Macromedia will provide Executive with a tax gross-up of the resulting taxable benefits. During the Initial Period, Macromedia will provide Executive with an amount equal to any property taxes and property insurance costs attributable to such residence and shall provide Executive with a tax gross-up of the resulting taxable benefits. All interest accrued and the principal on the loan will become immediately due and payable seven years from the date of the loan. If Executive's employment with Macromedia is terminated for any reason or Executive sells his residence prior to the end of such seven year period, all interest accrued and principal on the loan will become immediately due and payable upon the earlier of (a) 180 days after such termination or (b) immediately upon such sale.


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            4.1 Reimbursement of Duplicative Canadian Expenses. During the
Initial Period, while Executive maintains residences in Canada and California, Macromedia shall reimburse Executive for the cost of Canadian housing expenses, repairs and maintenance ("Services") to the extent that those Services are duplicated at Executive's California residence.

        5. Executive Proprietary Information and Inventions Agreement. As part of the consideration between the parties for this Agreement, Executive hereby agrees to enter into Macromedia's Proprietary Information and Inventions Agreement attached as Exhibit C contemporaneously with the execution of this Agreement.

        6. Termination. Executive's employment as Senior Vice President Revenue of Macromedia shall terminate immediately upon Executive's receipt of written notice by Macromedia, upon Macromedia's receipt of written notice by Executive, or upon Executive's death.

            6.1 Surrender of Records and Property. At the time of termination, executive shall deliver promptly all equipment, records, manuals, books, data tables or copies thereof regardless of the underlying media upon which such materials are recorded which are property of Macromedia and which are under Executive's possession and control.

        7. Benefits Upon Termination as Senior Vice President Revenue. Except in connection with a termination for Cause (as defined in Subsection 7.2) or a voluntary termination by Executive, Macromedia shall provide Executive with termination benefits upon the termination by Macromedia of his employment with Macromedia, irrespective of the cause of the termination, (a termination described by this Section 7 shall be referred to throughout this Agreement as an "Eligible Termination") as follows:

            7.1 Termination Benefits. During a period of time beginning on the date of an Eligible Termination and ending twelve months from such date, Executive's base salary and health benefits and life insurance coverage at the time of termination shall continue to be paid by Macromedia in installments twice per month with applicable deductions or withholdings. Under no circumstances shall Macromedia be obligated to make any payments beyond the twelve-month period after an Eligible Termination. Vesting on any stock options held by Executive shall terminate following an Eligible Termination. Following such termination of employment, Macromedia shall reimburse Executive for any costs incurred in moving household goods and motor vehicles from California to Canada.

            7.2 Circumstances Under Which Termination Benefits Would Not Be Paid. Macromedia shall not be obligated to pay Executive the termination benefits described in Subsection 7.1 above if Executive's employment with Macromedia is terminated for Cause. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement or act of dishonesty; or (2) Executive's commission of a material violation of the Executive's Proprietary Information and Inventions Agreement. In addition, Executive shall not be entitled to any termination benefits or continued option vesting under Subsection 7.1 if he voluntarily terminates his service with Macromedia.


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            7.3 Accrued Bonus. In the event of termination of Executive's employment, other than for cause, Executive shall be entitled to the proportionate share of any bonus earned up to the last day worked following notice of termination, calculated after the fiscal period to which the bonus relates.

        8. Change in Control Benefits

            8.1 Should there occur a Change in Control (as defined below), then the vesting of all of Executive's stock options to purchase Macromedia common stock will be accelerated by eighteen months automatically upon such Change of Control, regardless of whether Executive continues in employment with Macromedia or its successor. For example, if Executive has a stock option to purchase 80 shares of Macromedia stock vesting over four years (at the rate of twenty shares per year) and at the time of the Change of Control, one-fourth of such stock options (twenty shares) are vested according to their original terms, thirty additional shares (eighteen months worth of vesting) will become vested at the time of the Change of Control and the remaining thirty shares will vest over the eighteen month period following the Change of Control.

            For purposes of this Section 8, a Change of Control shall be deemed to occur upon:

            (i) the sale, lease, conveyance or other disposition of all or substantially all of Macromedia's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert,

            (ii) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent of the aggregate voting power of all classes of common equity stock of Macromedia, or

            (iii) a liquidation and winding up of the business of Macromedia; provided that no acceleration will occur upon a Change of Control if it is a transaction such as a merger that is intended by Macromedia and the other party to the transaction to be treated as a pooling of interests for accounting purposes and if it is determined by the Securities and Exchange Commission or the independent accountants for Macromedia that the acceleration would prevent the transaction from being treated as a pooling of interests.

        9. Arbitration.

            9.1 Except for proceedings seeking injunctive relief, including, without limitation, allegations of misappropriation of trade secrets, copyright or patent infringements, or breach of any anti-competition provisions of this Agreement, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration of this Agreement shall include claims of fraud or fraud in the inducement relating to this Agreement. Arbitration further includes all claims, regardless of


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whether the dispute arises during the term of the Agreement, at the time of termination or thereafter.

            9.2 Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be San Francisco, California. The law applicable to the dispute shall be the laws of the State of California. Accordingly, the California Uniform Arbitration Act shall apply to the interpretation of the arbitration procedure; pursuant thereto, the arbitrator's powers shall include, without limitation, the power to issue subpoenas for the attendance of witnesses for hearing or deposition, and for other production of books, records, documents or other evidence pursuant to California law.

            9.3 The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court for such a determination.

        10. General.

            10.1 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

            10.2 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

            10.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Board of Macromedia as its principal corporate address, and to Executive at his most recent address shown on Macromedia's corporate records, or at any other address which he may specify in any appropriate notice to Macromedia.

            10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.


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            10.5 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the referenced stock option agreement and Proprietary Information and Inventions Agreement constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

            10.6 Assignment and Successors. Macromedia shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of Macromedia. The rights and obligation of Macromedia under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Macromedia.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MACROMEDIA, INC.                          ACCEPTED BY EXECUTIVE

By: /s/ ROB BURGESS                       By: /s/ BRIAN ALLUM

Name: ROB BURGESS                         Name: Brian Allum

Title: President & CEO


ATTACHMENTS:
      Exhibit A: Stock Option Agreement
      Exhibit B: Loan Agreement
      Exhibit C: Macromedia's Proprietary Information and Inventions Agreement




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